Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

www.airproducts.com

Air Products Reports Fiscal 2016 Second Quarter Adjusted EPS Up 17* Percent

•	Quarterly adjusted EPS from continuing operations of $1.82 up 17 percent driven by restructuring and self-help measures, up 20 percent at constant exchange rates

•	Quarterly adjusted EBITDA margin of 35.1 percent up 560 basis points, and adjusted Return on Capital Employed (ROCE) of 13.0 percent up 200 basis points versus prior year

•	Quarterly GAAP EPS from continuing operations of $1.74 versus prior year of $1.34

•	Announced decision to exit Energy-from-Waste (EfW) business; segment presented as a discontinued operation

•	Fiscal 2016 third quarter adjusted EPS from continuing operations guidance of $1.87 to $1.92, up 13 to 16 percent versus prior year

•	Increasing fiscal full-year 2016 adjusted EPS from continuing operations guidance of $7.40 to $7.55, up 12 to 14 percent

*	The results and guidance in this release, including in the highlights above, unless otherwise indicated, are based on “adjusted” non-GAAP continuing operations. A reconciliation of GAAP to non-GAAP results can be found at the end of this release.

LEHIGH VALLEY, Pa. (April 28, 2016) – Air Products (NYSE: APD) today reported adjusted net income from continuing operations of $397 million, up 18 percent versus prior year, and adjusted earnings per share (EPS) from continuing operations of $1.82, up 17 percent versus prior year, for its fiscal second quarter ended March 31, 2016.

On a GAAP basis, net income from continuing operations was $380 million and EPS from continuing operations was $1.74 for the quarter.

Second quarter sales of $2,271 million decreased six percent from the prior year on unfavorable currency and lower energy pass-through of three percent each. Volumes were unchanged, as Industrial Gases – Asia growth continued while most other segment volumes were lower. Pricing overall was flat despite higher pricing in Industrial Gases – Americas and Industrial Gases – Europe, Middle East and Africa (EMEA).

Adjusted operating income of $532 million increased 20 percent versus prior year, and record adjusted operating margin of 23.4 percent improved 500 basis points. Adjusted EBITDA of $797 million increased 12 percent over prior year, and record adjusted EBITDA margin of 35.1 percent improved 560 basis points. Adjusted ROCE increased 200 basis points to 13 percent. Restructuring and self-help measures drove this improvement.

Commenting on the results, Seifi Ghasemi, chairman, president and chief executive officer, said, “With their sharp focus on executing our strategic Five-Point plan by controlling what they can control, the committed and motivated team at Air Products delivered excellent results again this quarter. In the face of challenging economic conditions and a weak manufacturing environment, Air Products again posted significant profit improvement, with EPS up 17 percent and record EBITDA margin of 35.1 percent, up 560 basis points. We have now delivered seven consecutive quarters of double-digit EPS growth.”

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Second Quarter Results by Business Segment:

•

Industrial Gases – Americas sales of $798 million decreased 10 percent versus prior year, as lower energy pass-through reduced sales by six percent and unfavorable currency reduced sales by three percent. Volumes decreased two percent, primarily on lower demand in Latin America, as well as weakness in the oilfield services and North American steel markets. Pricing increased one percent. Operating income of $224 million increased 23 percent over prior year, and adjusted EBITDA of $341 million increased 14 percent, driven by the benefits from restructuring actions and lower maintenance costs. Record operating margin of 28.1 percent improved 770 basis points, and record adjusted EBITDA margin of 42.8 percent improved 910 basis points over prior year.

•

Industrial Gases – EMEA sales of $420 million declined six percent versus last year, with lower energy pass-through reducing sales by four percent and unfavorable currency reducing sales by three percent. Underlying sales were up one percent, as two percent higher pricing was partially offset by one percent lower volumes. Operating income of $89 million increased 26 percent from the prior year, and adjusted EBITDA of $145 million increased 14 percent versus prior year on the benefits from restructuring and pricing actions. Record operating margin of 21.3 percent increased 550 basis points, and record adjusted EBITDA margin of 34.5 percent increased 630 basis points over the prior year.

•

Industrial Gases – Asia sales of $406 million increased three percent versus prior year, as volume growth of 10 percent, driven by both strong underlying business and new plants, was partially offset by six percent unfavorable currency and one percent lower pricing. Operating income of $104 million increased 23 percent and adjusted EBITDA of $170 million increased 18 percent on the benefits from restructuring actions and higher volumes. Operating margin of 25.7 percent improved 410 basis points over prior year, and adjusted EBITDA margin of 41.9 percent increased 520 basis points. Profits declined sequentially, primarily on lower merchant volumes due to the Lunar New Year holiday.

•

Materials Technologies sales of $494 million decreased seven percent versus the prior year on six percent lower volumes. Operating income of $129 million was up four percent and adjusted EBITDA of $150 million was up one percent from prior year, with price and raw materials management, mix and restructuring actions driving the profit improvement. Record operating margin of 26.2 percent was up 290 basis points, and record adjusted EBITDA margin of 30.2 percent was up 240 basis points.

•

Electronic Materials sales of $234 million declined 10 percent from the prior year due to lower delivery systems volumes. Operating margin of 30.1 percent was up 400 basis points and adjusted EBITDA margin of 35.5 percent increased 320 basis points, driven by favorable pricing and mix and the benefits of restructuring actions.

•

Performance Materials sales of $261 million decreased five percent from the prior year on two percent lower volumes, driven by weaker additives and epoxies demand, and two percent lower pricing. Operating margin of 22.8 percent and adjusted EBITDA margin of 25.8 percent were both up 160 basis points, driven by lower raw material costs.

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In the second fiscal quarter of 2016:

•

The EfW business segment has been accounted for as a discontinued operation. A loss on disposal of $946 million pre-tax ($847 million after-tax) was recorded, primarily to write down the assets to their estimated net realizable value.

•

Non-GAAP results for the Company exclude $8.6 million, or $0.03 per share, of expenses for cost reduction actions; $7.4 million, or $0.04 per share, in legal and advisory fees related to the intended separation of the Company’s Materials Technologies business; and $2.6 million, or $0.01 per share, for pension settlement costs.

Outlook

The capital expenditure forecast for fiscal year 2016 is approximately $1.2 billion.

Air Products expects fiscal 2016 third quarter adjusted EPS from continuing operations to be between $1.87 and $1.92 per share, up 13 to 16 percent versus prior year.

The Company is increasing its full-year fiscal 2016 adjusted EPS from continuing operations guidance to $7.40 to $7.55 earnings per share, up 12 to 14 percent from the prior year. The Company’s previous guidance was $7.25 to $7.50.

Access the Q2 earnings teleconference scheduled for 10:00 a.m. Eastern Time on April 28 by calling (913) 312-0726 and entering passcode 6881421, or access the Event Details page on Air Products’ Investor Relations web site.

About Air Products

Air Products (NYSE:APD) is a world-leading Industrial Gases company celebrating 75 years of operation. The Company’s core Industrial Gases business provides atmospheric and process gases and related equipment to manufacturing markets, including refining and petrochemical, metals, electronics, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment. The Company’s Materials Technologies business serves the semiconductor, polyurethanes, cleaning and coatings, and adhesives industries.

The Company had fiscal 2015 sales of $9.9 billion and was ranked number 284 on the Fortune 500 annual list of public companies. Approximately 20,000 employees in 50 countries strive to make Air Products the world’s safest and best performing Industrial Gases company, providing sustainable offerings and excellent service to all customers. For more information, visit www.airproducts.com.

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NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, global or regional economic conditions and supply and demand dynamics in market segments into which the Company sells; significant fluctuations in interest rates and foreign currencies from that currently anticipated; with regard to the previously announced separation of Materials Technologies, general economic and business conditions that may affect the separation and the execution thereof, changes in capital market conditions, or the Company’s decision not to consummate the separation due to market, economic or other events; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; asset impairments due to economic conditions or specific events; the impact of competitive products and pricing; challenges of implementing new technologies; ability to protect and enforce the Company’s intellectual property rights; unexpected changes in raw material supply and markets; the impact of price fluctuations in natural gas and disruptions in markets and the economy due to oil price volatility; the ability to recover increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory investigations; the success of productivity and cost reduction programs; the timing, impact, and other uncertainties of future acquisitions or divestitures; political risks, including the risks of unanticipated government actions; acts of war or terrorism; the impact of changes in environmental, tax or other legislation and regulatory activities in jurisdictions in which the Company and its affiliates operate; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2015. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com

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*	Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Millions of dollars unless otherwise indicated, except for share data)

The discussion of second quarter and year-to-date results includes comparisons to non-GAAP (“adjusted”) financial measures. The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate our operating performance and manage our capital expenditures.

We use non-GAAP measures to assess our operating performance by excluding certain disclosed items that we believe are not representative of our underlying business. We believe non-GAAP financial measures provide investors with meaningful information to understand our underlying operating results and to analyze financial and business trends. Non-GAAP financial measures should not be viewed in isolation, are not a substitute for GAAP measures, and have limitations which include but are not limited to:

•	Our measure excludes certain disclosed items, which we do not consider to be representative of underlying business operations. However, these disclosed items represent costs (benefits) to the Company.

•	Though not business operating costs, interest expense and income tax provision represent ongoing costs of the Company.

•

Depreciation, amortization, and impairment charges represent the wear and tear and/or reduction in value of the plant, equipment, and intangible assets which permit us to manufacture and/or market our products.

•	Other companies may define non-GAAP measures differently than we do, limiting their usefulness as comparative measures.

A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. In evaluating these financial measures, the reader should be aware that we may incur expenses similar to those eliminated in this presentation in the future.

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CONSOLIDATED RESULTS

	Continuing Operations
	Q2					YTD
2016 Q2 vs. 2015 Q2	Operating Income	Operating Margin (A)		Net Income	Diluted EPS	Operating Income	Operating Margin (A)		Net Income	Diluted EPS
2016 Q2 GAAP	$513.3	22.6%		$379.8	$1.74	$1,023.9	22.1%		$757.6	$3.47
2015 Q2 GAAP	376.9	15.6%		291.9	1.34	809.2	16.3%		618.2	2.85
Change GAAP	$136.4	700	bp	$87.9	$.40	$214.7	580	bp	$139.4	$.62
% Change GAAP	36%			30%	30%	27%			23%	22%

2016 Q2 GAAP	$513.3	22.6%		$379.8	$1.74	$1,023.9	22.1%		$757.6	$3.47
Business separation costs (tax impact $1.5)	7.4	.3%		8.9	.04	19.4	.4%		20.9	.10
Business restructuring and cost reduction actions (tax impact $1.5)	8.6	.4%		7.1	.03	8.6	.2%		7.1	.03
Pension settlement loss (tax impact $1.0)	2.6	.1%		1.6	.01	2.6	.1%		1.6	.01
2016 Q2 Non-GAAP Measure	$531.9	23.4%		$397.4	$1.82	$1,054.5	22.8%		$787.2	$3.61

2015 Q2 GAAP	$376.9	15.6%		$291.9	$1.34	$809.2	16.3%		$618.2	$2.85
Business restructuring and cost reduction actions (tax impact $17.2 and $27.9)	55.4	2.3%		38.2	.18	87.8	1.7%		59.9	.27
Pension settlement loss (tax impact $4.7)	12.6	.5%		7.9	.04	12.6	.3%		7.9	.04
Gain on previously held equity interest (tax impact $6.7)	—	—		—	—	(17.9)	(.4)%		(11.2)	(.05)
2015 Q2 Non-GAAP Measure	$444.9	18.4%		$338.0	$1.56	$891.7	17.9%		$674.8	$3.11

Change Non-GAAP Measure	$87.0	500	bp	$59.4	$.26	$162.8	490	bp	$112.4	$.50
% Change Non-GAAP Measure	20%			18%	17%	18%			17%	16%

(A)	Operating margin is calculated by dividing operating income by sales.

EARNINGS PER SHARE – CONSTANT CURRENCY BASIS

Diluted earnings per share on a constant currency basis equals current year non-GAAP diluted earnings per share from continuing operations adjusted for prior period average exchange rates to show the change versus the prior year.

	Three Months Ended
	31 March		Percent Change
	2016	2015
Diluted EPS – Non-GAAP Measure	$1.82	$1.56	17%
Currency adjustment	.05	—
Constant Currency Diluted EPS – Non-GAAP Measure	$1.87	$1.56	20%

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ADJUSTED EBITDA

We define Adjusted EBITDA as income from continuing operations (including noncontrolling interests) excluding certain disclosed items, which the Company does not believe to be indicative of underlying business trends, before interest expense, income tax provision, and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance.

Below is a reconciliation of Income from Continuing Operations on a GAAP basis to Adjusted EBITDA:

2016	Q1	Q2	Q3	Q4	Q2 YTD Total
Income from Continuing Operations (A)	$386.2	$387.6			$773.8
Add: Interest expense	22.2	25.7			47.9
Add: Income tax provision	135.9	132.5			268.4
Add: Depreciation and amortization	232.7	232.1			464.8
Add: Business separation costs	12.0	7.4			19.4
Add: Business restructuring and cost reduction actions	—	8.6			8.6
Add: Pension settlement loss	—	2.6			2.6
Adjusted EBITDA	$789.0	$796.5			$1,585.5

2015	Q1	Q2	Q3	Q4	Q2 YTD Total
Income from Continuing Operations (A)	$339.2	$298.8	$334.9	$351.5	$638.0
Add: Interest expense	29.1	23.4	28.2	22.8	52.5
Add: Income tax provision	107.1	87.7	104.1	119.4	194.8
Add: Depreciation and amortization	235.5	233.3	233.0	234.6	468.8
Add: Business restructuring and cost reduction actions	32.4	55.4	58.2	61.7	87.8
Add: Pension settlement loss	—	12.6	1.6	7.0	12.6
Add: Business separation costs	—	—	—	7.5	—
Less: Gain on previously held equity interest	17.9	—	—	—	17.9
Less: Gain on land sales	—	—	—	33.6	—
Add: Loss on early retirement of debt	—	—	—	16.6	—
Adjusted EBITDA	$725.4	$711.2	$760.0	$787.5	$1,436.6
(A) Includes net income attributable to noncontrolling interests.
2016 vs. 2015
Adjusted EBITDA change	$63.6	$85.3			$148.9
Adjusted EBITDA % change	9%	12%			10%
2016 Q2 vs. 2016 Q1
Adjusted EBITDA change		$7.5
Adjusted EBITDA % change		1%

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Below is a reconciliation of segment operating income to Adjusted EBITDA:

	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia		Industrial Gases– Global	Materials Technologies		Corporate and other	Segment Total
Three Months Ended 31 March 2016
Operating income (loss)	$224.2		$89.4		$104.4		$(10.9)	$129.3		$(4.5)	$531.9
Add: Depreciation and amortization	109.4		48.3		48.5		1.8	20.0		4.1	232.1
Add: Equity affiliates’ income	7.7		7.2		17.4		—	.2		—	32.5
Adjusted EBITDA	$341.3		$144.9		$170.3		$(9.1)	$149.5		$(.4)	$796.5
Adjusted EBITDA margin	42.8%		34.5%		41.9%			30.2%			35.1%

Three Months Ended 31 March 2015
Operating income (loss)	$182.0		$71.0		$84.7		$(7.9)	$124.2		$(9.1)	$444.9
Add: Depreciation and amortization	103.3		47.6		50.3		5.5	23.3		3.3	233.3
Add: Equity affiliates’ income (loss)	15.1		8.0		9.4		(.2)	.7		—	33.0
Adjusted EBITDA	$300.4		$126.6		$144.4		$(2.6)	$148.2		$(5.8)	$711.2
Adjusted EBITDA margin	33.7%		28.2%		36.7%			27.8%			29.5%
Adjusted EBITDA change	$40.9		$18.3		$25.9		$(6.5)	$1.3		$5.4	$85.3
Adjusted EBITDA % change	14%		14%		18%		(250)%	1%		93%	12%
Adjusted EBITDA margin change	910	bp	630	bp	520	bp		240	bp		560	bp

Six Months Ended 31 March 2016
Operating income (loss)	$436.0		$181.1		$221.1		$(30.2)	$256.5		$(10.0)	$1,054.5
Add: Depreciation and amortization	218.2		95.0		100.2		3.9	39.6		7.9	464.8
Add: Equity affiliates’ income (loss)	22.2		14.8		29.1		(.5)	.6		—	66.2
Adjusted EBITDA	$676.4		$290.9		$350.4		$(26.8)	$296.7		$(2.1)	$1,585.5
Adjusted EBITDA margin	41.4%		33.9%		42.8%			30.1%			34.3%

Six Months Ended 31 March 2015
Operating income (loss)	$393.2		$152.3		$175.2		$(25.8)	$228.8		$(32.0)	$891.7
Add: Depreciation and amortization	206.9		98.7		99.9		9.8	47.3		6.2	468.8
Add: Equity affiliates’ income	32.3		18.3		24.0		.2	1.3		—	76.1
Adjusted EBITDA	$632.4		$269.3		$299.1		$(15.8)	$277.4		$(25.8)	$1,436.6
Adjusted EBITDA margin	33.4%		28.4%		37.8%			26.2%			28.9%
Adjusted EBITDA change	$44.0		$21.6		$51.3		$(11.0)	$19.3		$23.7	$148.9
Adjusted EBITDA % change	7%		8%		17%		(70)%	7%		92%	10%
Adjusted EBITDA margin change	800	bp	550	bp	500	bp		390	bp		540	bp

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CAPITAL EXPENDITURES

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities if the arrangement qualifies as a capital lease.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure:

	Three Months Ended 31 March		Six Months Ended 31 March
	2016	2015	2016	2015
Capital expenditures – GAAP basis	$253.3	$315.7	$534.8	$663.0
Capital lease expenditures	11.3	15.3	18.6	47.2
Capital expenditures – Non-GAAP basis	$264.6	$331.0	$553.4	$710.2

We expect capital expenditures for fiscal year 2016 to be approximately $1,200.

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RETURN ON CAPITAL EMPLOYED (ROCE)

Return on capital employed (ROCE) is calculated as earnings after-tax divided by average total capital. Earnings after-tax is defined as operating income and equity affiliates’ income, after-tax, at our effective tax rate. On a non-GAAP basis, operating income and taxes have been adjusted for the impact of the disclosed items detailed below. Total capital consists of total debt, total equity, and redeemable noncontrolling interest less assets of discontinued operations.

	2016			2015				2014
	Q2		Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2
Operating income	$513.3		$510.6	$474.3	$424.8	$376.9	$432.3	$146.6	$416.6
Equity affiliates’ income	32.5		33.7	36.0	42.4	33.0	43.1	39.7	43.1
Earnings Before Tax – GAAP	$545.8		$544.3	$510.3	$467.2	$409.9	$475.4	$186.3	$459.7
Business separation costs	7.4		12.0	7.5	—	—	—	—	—
Business restructuring and cost reduction actions	8.6		—	61.7	58.2	55.4	32.4	12.7	—
Pension settlement loss	2.6		—	7.0	1.6	12.6	—	5.5	—
Gain on previously held equity interest	—		—	—	—	—	(17.9)	—	—
Goodwill and intangible asset impairment charge	—		—	—	—	—	—	310.1	—
Gain on land sales	—		—	(33.6)	—	—	—	—	—
Earnings Before Tax – Non-GAAP	$564.4		$556.3	$552.9	$527.0	$477.9	$489.9	$514.6	$459.7
Taxes – Non-GAAP	140.0		141.3	131.6	131.2	115.2	118.1	124.0	110.3
Earnings After Tax – Non-GAAP	$424.4		$415.0	$421.3	$395.8	$362.7	$371.8	$390.6	$349.4

Short-term borrowings	$1,480.9		$1,539.4	$1,494.3	$1,087.8	$1,261.0	$1,283.5	$1,228.7	$1,115.2	$1,061.5
Current portion of long-term debt	763.9		407.9	435.6	84.9	157.7	54.2	65.3	69.8	112.4
Long-term debt	3,573.2		3,870.5	3,949.1	4,690.5	4,511.5	4,751.3	4,824.5	4,951.0	4,993.2
Total Debt	$5,818.0		$5,817.8	$5,879.0	$5,863.2	$5,930.2	$6,089.0	$6,118.5	$6,136.0	$6,167.1
Total Equity	$7,053.1		$7,499.0	$7,381.1	$7,731.3	$7,476.3	$7,503.3	$7,521.4	$7,856.2	$7,527.8
Redeemable Noncontrolling Interest	—		—	—	277.9	280.0	288.7	287.2	341.4	343.6
Assets of discontinued operations	(20.4)		(938.2)	(893.6)	(845.1)	(724.3)	(688.6)	(591.4)	(475.3)	(411.9)
Total Capital	$12,850.7		$12,378.6	$12,366.5	$13,027.3	$12,962.2	$13,192.4	$13,335.7	$13,858.3	$13,626.6

Earnings After Tax – Non-GAAP	$1,656.5					$1,474.5
Five-quarter average total capital	12,717.1					13,395.0
ROCE – Non-GAAP	13.0%					11.0%

Change	200	bp

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OUTLOOK

Guidance provided is on a non-GAAP continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business.

	Diluted EPS
	Q3	Full Year
2015 GAAP	$1.48	$5.91
Business restructuring and cost reduction actions	.18	.71
Pension settlement loss	—	.06
Business separation costs		.03
Gain on previously held equity interest	—	(.05)
Gain on land sales	—	(.13)
Loss on early retirement of debt	—	.07
2015 Non-GAAP Measure	$1.66	$6.60
2016 Non-GAAP Outlook	1.87-1.92	7.40-7.55
Change Non-GAAP	$.21-.26	$.80-.95
% Change Non-GAAP	13%-16%	12%-14%

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended 31 March		Six Months Ended 31 March
(Millions of dollars, except for share data)	2016	2015	2016	2015
Sales	$2,271.2	$2,414.5	$4,627.0	$4,975.3
Cost of sales	1,519.0	1,698.2	3,114.7	3,527.9
Selling and administrative	207.1	240.3	418.5	497.9
Research and development	32.7	35.8	64.7	70.8
Business separation costs	7.4	—	19.4	—
Business restructuring and cost reduction actions	8.6	55.4	8.6	87.8
Pension settlement loss	2.6	12.6	2.6	12.6
Gain on previously held equity interest	—	—	—	17.9
Other income (expense), net	19.5	4.7	25.4	13.0
Operating Income	513.3	376.9	1,023.9	809.2
Equity affiliates’ income	32.5	33.0	66.2	76.1
Interest expense	25.7	23.4	47.9	52.5
Income From Continuing Operations Before Taxes	520.1	386.5	1,042.2	832.8
Income tax provision	132.5	87.7	268.4	194.8
Income from Continuing Operations	387.6	298.8	773.8	638.0
Loss From Discontinued Operations, net of tax	(853.1)	(1.9)	(867.3)	(3.6)
Net Income (Loss)	(465.5)	296.9	(93.5)	634.4
Less: Net Income Attributable to Noncontrolling Interests	7.8	6.9	16.2	19.8
Net Income (Loss) Attributable to Air Products	$(473.3)	$290.0	$(109.7)	$614.6

Net Income (Loss) Attributable to Air Products
Income from continuing operations	$379.8	$291.9	$757.6	$618.2
Loss from discontinued operations	(853.1)	(1.9)	(867.3)	(3.6)
Net Income (Loss) Attributable to Air Products	$(473.3)	$290.0	$(109.7)	$614.6

Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.76	$1.36	$3.51	$2.89
Loss from discontinued operations	(3.95)	(.01)	(4.02)	(.02)
Net Income (Loss) Attributable to Air Products	$(2.19)	$1.35	$(.51)	$2.87

Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.74	$1.34	$3.47	$2.85
Loss from discontinued operations	(3.91)	(.01)	(3.98)	(.02)
Net Income (Loss) Attributable to Air Products	$(2.17)	$1.33	$(.51)	$2.83

Weighted Average Common Shares – Basic (in millions)	216.1	214.9	215.9	214.5
Weighted Average Common Shares – Diluted (in millions)	217.9	217.4	217.8	217.0
Dividends Declared Per Common Share – Cash	$.86	$.81	$1.67	$1.58

Other Data from Continuing Operations
Depreciation and amortization	$232.1	$233.3	$464.8	$468.8
Capital expenditures on a Non-GAAP basis (see page 9 for reconciliation)	264.6	331.0	553.4	710.2

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	31 March 2016	30 September 2015
Assets
Current Assets
Cash and cash items	$313.1	$206.4
Trade receivables, net	1,373.3	1,406.2
Inventories	649.8	657.8
Contracts in progress, less progress billings	144.6	110.8
Prepaid expenses	85.1	67.0
Other receivables and current assets	444.9	343.5
Current assets of discontinued operations	20.4	1.8
Total Current Assets	3,031.2	2,793.5
Investment in net assets of and advances to equity affiliates	1,264.3	1,265.7
Plant and equipment, at cost	19,961.8	19,462.8
Less: accumulated depreciation	11,107.7	10,717.7
Plant and equipment, net	8,854.1	8,745.1
Goodwill, net	1,150.6	1,131.3
Intangible assets, net	499.9	508.3
Noncurrent capital lease receivables	1,291.5	1,350.2
Other noncurrent assets	719.2	648.6
Noncurrent assets of discontinued operations	—	891.8
Total Noncurrent Assets	13,779.6	14,541.0
Total Assets	$16,810.8	$17,334.5

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,470.6	$1,641.7
Accrued income taxes	77.2	55.8
Short-term borrowings	1,480.9	1,494.3
Current portion of long-term debt	763.9	435.6
Current liabilities of discontinued operations	46.5	17.0
Total Current Liabilities	3,839.1	3,644.4
Long-term debt	3,573.2	3,949.1
Other noncurrent liabilities	1,462.8	1,554.0
Deferred income taxes	882.6	803.4
Noncurrent liabilities of discontinued operations	—	2.5
Total Noncurrent Liabilities	5,918.6	6,309.0
Total Liabilities	9,757.7	9,953.4
Air Products Shareholders’ Equity	6,916.6	7,249.0
Noncontrolling Interests	136.5	132.1
Total Equity	7,053.1	7,381.1
Total Liabilities and Equity	$16,810.8	$17,334.5

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended 31 March
(Millions of dollars)	2016	2015
Operating Activities
Net income (loss)	$(93.5)	$634.4
Less: Net income attributable to noncontrolling interests	16.2	19.8
Net income (loss) attributable to Air Products	(109.7)	614.6
Loss from discontinued operations	867.3	3.6
Income from continuing operations attributable to Air Products	757.6	618.2
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	464.8	468.8
Deferred income taxes	87.0	53.5
Gain on previously held equity interest	—	(17.9)
Undistributed earnings of unconsolidated affiliates	(7.7)	(58.0)
Share-based compensation	19.5	24.8
Noncurrent capital lease receivables	40.2	(8.7)
Other adjustments	15.0	(58.8)
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	33.2	23.6
Inventories	10.5	(14.0)
Contracts in progress, less progress billings	(35.3)	(17.2)
Other receivables	(57.4)	(75.2)
Payables and accrued liabilities	(226.5)	89.1
Other working capital	(13.4)	(41.1)
Cash Provided by Operating Activities	1,087.5	987.1
Investing Activities
Additions to plant and equipment	(534.8)	(628.5)
Acquisitions, less cash acquired	—	(34.5)
Proceeds from sale of assets and investments	70.6	10.8
Other investing activities	(2.5)	1.5
Cash Used for Investing Activities	(466.7)	(650.7)
Financing Activities
Long-term debt proceeds	—	337.3
Payments on long-term debt	(70.2)	(384.6)
Net increase in commercial paper and short-term borrowings	.2	54.3
Dividends paid to shareholders	(349.1)	(329.4)
Proceeds from stock option exercises	35.5	77.2
Excess tax benefit from share-based compensation	9.7	22.7
Other financing activities	(25.0)	(34.1)
Cash Used for Financing Activities	(398.9)	(256.6)
Discontinued Operations
Cash used for operating activities	(25.1)	(19.9)
Cash used for investing activities	(97.0)	(189.1)
Cash provided by financing activities	—	—
Cash Used for Discontinued Operations	(122.1)	(209.0)
Effect of Exchange Rate Changes on Cash	6.9	(11.7)
Increase (Decrease) in Cash and Cash Items	106.7	(140.9)
Cash and Cash Items – Beginning of Year	206.4	336.6
Cash and Cash Items – End of Period	$313.1	$195.7

Supplemental Cash Flow Information
Cash paid for taxes (net of cash refunds)	$177.9	$155.8

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

(Millions of dollars)	Industrial Gases– Americas	Industrial Gases– EMEA	Industrial Gases– Asia	Industrial Gases– Global	Materials Technologies	Corporate and other	Segment Total
Three Months Ended 31 March 2016
Sales	$797.9	$420.3	$406.4	$86.6	$494.3	$65.7	$2,271.2
Operating income (loss)	224.2	89.4	104.4	(10.9)	129.3	(4.5)	531.9
Depreciation and amortization	109.4	48.3	48.5	1.8	20.0	4.1	232.1
Equity affiliates’ income	7.7	7.2	17.4	—	.2	—	32.5

Three Months Ended 31 March 2015
Sales	$890.4	$448.8	$393.0	$67.1	$533.3	$81.9	$2,414.5
Operating income (loss)	182.0	71.0	84.7	(7.9)	124.2	(9.1)	444.9
Depreciation and amortization	103.3	47.6	50.3	5.5	23.3	3.3	233.3
Equity affiliates’ income (loss)	15.1	8.0	9.4	(.2)	.7	—	33.0

Six Months Ended 31 March 2016
Sales	$1,634.0	$858.6	$819.6	$190.9	$984.3	$139.6	$4,627.0
Operating income (loss)	436.0	181.1	221.1	(30.2)	256.5	(10.0)	1,054.5
Depreciation and amortization	218.2	95.0	100.2	3.9	39.6	7.9	464.8
Equity affiliates’ income (loss)	22.2	14.8	29.1	(.5)	.6	—	66.2

Six Months Ended 31 March 2015
Sales	$1,893.4	$949.6	$791.7	$126.1	$1,057.3	$157.2	$4,975.3
Operating income (loss)	393.2	152.3	175.2	(25.8)	228.8	(32.0)	891.7
Depreciation and amortization	206.9	98.7	99.9	9.8	47.3	6.2	468.8
Equity affiliates’ income	32.3	18.3	24.0	.2	1.3	—	76.1

Total Assets
31 March 2016	$5,899.2	$3,314.4	$4,215.5	$278.6	$1,735.1	$1,347.6	$16,790.4
30 September 2015	5,774.9	3,323.9	4,154.0	370.5	1,741.9	1,075.7	16,440.9

Below is a reconciliation of segment total operating income to consolidated operating income:

	Three Months Ended 31 March		Six Months Ended 31 March
Operating Income	2016	2015	2016	2015
Segment total	$531.9	$444.9	$1,054.5	$891.7
Business separation costs	(7.4)	—	(19.4)	—
Business restructuring and cost reduction actions	(8.6)	(55.4)	(8.6)	(87.8)
Pension settlement loss	(2.6)	(12.6)	(2.6)	(12.6)
Gain on previously held equity interest	—	—	—	17.9
Consolidated Total	$513.3	$376.9	$1,023.9	$809.2

Below is a reconciliation of segment total assets to consolidated total assets:

Total Assets	31 March 2016	30 September 2015
Segment total	$16,790.4	$16,440.9
Discontinued operations	20.4	893.6
Consolidated Total	$16,810.8	$17,334.5

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, unless otherwise indicated)

1. DISCONTINUED OPERATIONS

On 29 March 2016, the Board of Directors approved the Company’s exit of its Energy-from-Waste (EfW) business. As a result, efforts to start up and operate its two EfW projects located in Tees Valley, United Kingdom, have been discontinued. The decision to exit the business and stop development of the projects was based on continued difficulties encountered; and the Company’s conclusion, based on testing and analysis completed during the second fiscal quarter of 2016, that significant additional time and resources would be required to make the projects operational. In addition, the decision allows the Company to execute its strategy of focusing resources on its core Industrial Gases business. As a result, the EfW segment has been presented as a discontinued operation. Prior year EfW business segment information has been reclassified to conform to current year presentation. During the three months ended 31 March 2016, a loss on disposal of $945.7 ($846.6 after-tax) was recorded, primarily to write down assets to their estimated net realizable value and record a liability for plant disposition costs. Income tax benefits related only to one of the projects, as the other did not qualify for a local tax deduction.

2. BALANCE SHEET CLASSIFICATION OF DEFERRED TAXES

In November 2015, the Financial Accounting Standards Board (FASB) issued guidance to simplify the presentation of deferred income taxes by requiring that all deferred tax liabilities and assets be classified as noncurrent on the balance sheet. As of the first quarter of fiscal year 2016, we adopted this guidance on a retrospective basis. Accordingly, prior year amounts have been reclassified to conform to the current year presentation. The guidance, which did not change the existing requirement to net deferred tax assets and liabilities within a jurisdiction, resulted in a reclassification adjustment that increased noncurrent deferred tax assets by $13.7 and decreased noncurrent deferred tax liabilities by $99.9 as of 30 September 2015.

3. MATERIALS TECHNOLOGIES SEPARATION

On 16 September 2015, the Company announced plans to separate its Materials Technologies business into an independent publicly traded company and distribute to Air Products shareholders all of the shares of the new public company in a tax free distribution (a “spin-off”). Versum Materials, LLC, or Versum, was formed as the new company to hold the Materials Technologies business in November 2015 and is currently a wholly owned subsidiary of the Company. The Company expects to complete the work to prepare Versum to be a separate and independent company during fiscal year 2016 and is assessing market conditions to determine favorability for a spin-off. Versum will be converted from a limited liability company to a Delaware corporation (Versum Materials, Inc.) prior to spin-off.

For the three and six months ended 31 March 2016, we incurred separation costs of $7.4 ($8.9 including tax impact, or $.04 per share) and $19.4 ($20.9 including tax impact, or $.10 per share), respectively, primarily related to legal and other advisory fees. These fees are reflected on the consolidated income statements as “Business separation costs.” The results of operations, financial condition, and cash flows of the Materials Technologies business continue to be presented within our consolidated financial statements as continuing operations. If the Board of Directors approves the final spin-off and the spin-off occurs, we expect the financial presentation of the historical results of the spun-off business will be reflected as a discontinued operation.

4. COST REDUCTION ACTIONS

In the second quarter of fiscal year 2016, we recognized an expense of $8.6 ($7.1 after-tax, or $.03 per share) for severance and other benefits related to the elimination of approximately 170 positions as part of cost reduction actions. The expenses related primarily to the Industrial Gases – Americas and the Industrial Gases – EMEA segments.

5. PENSION SETTLEMENT

Our U.S. supplemental pension plan provides for a lump sum benefit payment option at the time of retirement, or for corporate officers, six months after the retirement date. Pension settlements are recognized when cash payments exceed the sum of the service and interest cost components of net periodic pension cost of the plan for the fiscal year. During the second quarter of 2016, we recognized a pension settlement charge of $2.6 ($1.6 after-tax, or $.01 per share). This settlement accelerated the recognition of a portion of actuarial losses deferred in accumulated other comprehensive loss. We expect that additional settlement losses will be recognized during the second half of the fiscal year.